Exchange Agreement

This Exchange Agreement (the "**Agreement**") is made by and among Bret Bader ("**Bader**"), Mark Brennan ("**Brennan**"), Paul (Billy) Boyle ("**Boyle**"), Andrew Koehl ("**Koehl**"), David Ruiz-Alonso ("**Ruiz-Alonso**"), and Advance Nanotech, Inc. ("**AVNA**").

Owlstone Nanotech, Inc. ("**Owlstone**") is a majority-owned subsidiary of AVNA. Bader, Brennan, Boyle, Koehl and Ruiz-Alonso (collectively, the "**Selling Group**", and each one a "**Seller**"), and AVNA (which is its largest single shareholder of Owlstone), are shareholders of Owlstone.

AVNA is currently engaged in completing a private placement of AVNA's securities (the "**Private Placement**") for working capital and general corporate purposes. The parties desire to complete the Private Placement expeditiously, a substantial portion of the proceeds of which is earmarked for development of Owlstone.

AVNA desires to enter into a contract to increase its ownership interest in Owlstone. AVNA desires to accomplish this by contracting to acquire, on the terms set forth below, all of the securities of Owlstone owned beneficially and of record by each of the Sellers. Those securities (the "**Selling Group Owlstone Securities**") aggregate **4,211,303** shares of Owlstone common stock, representing 22.26% of Owlstone. The term "Selling Group Owlstone Securities" excludes the Owlstone Convertible Notes owned beneficially and of record by Ruiz-Alonso that upon conversion into shares of common stock of Owlstone would constitute 3,924 shares of Owlstone common stock, and 52,550 shares of Owlstone common stock, in the aggregate, owned beneficially and of record by Bader and Brennan and acquired by them for cash (such Owlstone Convertible Notes and such shares of Owlstone common stock, the "**Excluded Selling Group Owlstone Securities**"). AVNA desires to offer to acquire the Excluded Selling Group Owlstone Securities along with the other securities which AVNA desires to offer to acquire from the Other Owlstone Security Holders pursuant to Paragraph 5(7) below. Each of the Sellers, severally and not jointly, is willing to transfer such Seller's Selling Group Owlstone Securities, as well as such Seller's Excluded Selling Group Owlstone Securities, to AVNA on the terms set forth below.

NOW, THEREFORE, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto and intending to be bound hereby, the parties hereby agree as follows:

1. **Exchange of Owlstone Securities by the Sellers**. Each one of the Sellers, separately and not jointly, hereby agrees to transfer to AVNA all of such Seller's Selling Group Owlstone Securities, and AVNA shall accept all of Selling Group Owlstone Securities from each one of the Sellers, but not less than all of the Sellers, which Selling Group Owlstone Securities shall constitute 4,211,303 shares of Owlstone common stock in the aggregate, representing 22.26% of the common stock and common stock equivalents of Owlstone (other than options). The number of shares of Owlstone common stock so to be sold by each Seller is set forth beneath each Seller's name on the signature page of this Agreement.

2. **Consideration for Exchange of Shares of Owlstone Common Stock from Sellers**. AVNA shall exchange each Seller's shares of Owlstone common stock at the rate of 3.33 shares of AVNA common stock for each share of Owlstone common stock; provided, however, that, subject to the next sentence, in no event shall AVNA be required to exchange more than a maximum number of 14,023,639 shares of AVNA common stock to acquire all Selling Group Owlstone Securities pursuant to Sections 1, 2 and 3 of this Agreement. Such

exchange rate and maximum number of shares of AVNA common stock shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. No fractional shares will be issued. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares, the exchange ratio would be changed to 1.665 shares of AVNA common stock for each share of Owlstone common stock.

3. **Closing of Exchange of Owlstone Securities with the Sellers**. At the "Closing" (as such term is hereinafter defined), each Seller shall exchange and deliver to AVNA certificates evidencing all of such Seller's Selling Group Owlstone Securities (accompanied by appropriately completed and executed stock powers). Simultaneously therewith, against exchange with and delivery to AVNA of all of the Selling Group Owlstone Securities as above, AVNA shall issue and deliver to each Seller certificates, properly completed and executed, evidencing the AVNA securities to be delivered to each Seller pursuant to paragraph 2 of this Agreement. The "**Closing**" shall be the date upon which the foregoing shall be completed, which date shall occur within three (3) business days after the first date upon which the covenants set forth in Sections 5(1), 5(2), 5(3), 5(4), 5(5), 5(6) and 5(8) of this Agreement have been satisfied and the Amendment Effectiveness Date, the Share Grant Approvals Date, and the Replacement Grant Approvals Date have all occurred, unless otherwise mutually agreed by all of the parties to this Agreement.

4. **Certain Representations and Warranties of AVNA**.

(1) Power and Authority; Due Authorization and Execution; Enforceability. AVNA has the requisite power and authority to enter into and perform this Agreement and has obtained all necessary consents (other than the approvals and filings, if any, referenced in Paragraphs 5(2), 5(3) and 5(4) below and any state or federal approval or filing necessary in order to perform the covenant set forth in Paragraph 5(9) below) to execute, deliver and perform this Agreement. No further consent or authorization (other than the approvals and filings, if any, referenced in Paragraphs 5(2), 5(3) and 5(4) below and any state or federal approval or filing necessary in order to perform the covenant set forth in Paragraph 5(9) below) is necessary for AVNA to execute, deliver and perform this Agreement. Neither this Agreement or the execution, delivery and performance of this Agreement conflict with, or constitute a breach or default under, any charter document, bylaw or material agreement of AVNA (subject to obtaining the approvals and completing the filings, if any, referenced in Paragraphs 5(2), 5(3) and 5(4) below and any state or federal approval or filing necessary in order to perform the covenant set forth in Paragraph 5(9) below). This Agreement has been duly authorized, executed and delivered by AVNA and constitutes a valid and binding obligation of AVNA enforceable against AVNA in accordance with the terms of this Agreement subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(2) AVNA Shares Issued Fully Paid and Non-Assessable. The shares of AVNA common stock to be issued to the Selling Group pursuant to this Agreement will be issued without registration under securities laws for transfer only pursuant thereto. Otherwise, the shares are, and upon issuance and delivery to each applicable Seller pursuant to this Agreement, will be (x) fully paid and non-assessable, (y) free and clear of any security interests, liens, claims or other encumbrances from or through, and (z) not subject to any preemptive right or contractual restriction in favor of, any other person or entity.

(3) Due Incorporation and Good Standing. AVNA is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its

NYC:170240.2

incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted. AVNA is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purposes of this Agreement, a "**Material Adverse Effect**" shall mean a material adverse effect on the financial condition, results of operations, properties or business of AVNA and its Subsidiaries taken as a whole. For purposes of this Agreement, "**Subsidiary**" means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

(4) Information on Company. Each Seller has been furnished with or has had access at the EDGAR Website of the Commission to AVNA's Form 10-KSB for the fiscal year ended December 31, 2006, and the financial statements included therein for the year ended December 31, 2006, together with all subsequent filings made with the U.S. Securities and Exchange Commission (the "Commission" or the "SEC") available at the EDGAR website (hereinafter referred to collectively as the "**Reports**"). In addition, each Seller has had the opportunity to request and receive in writing from AVNA (and, if so requested, has received in writing from AVNA) such other information concerning its operations, financial condition and other matters as such Seller has requested in writing, identified thereon as "OTHER WRITTEN INFORMATION" (such other information is collectively, the "**Other Written Information**"), if any, and considered all factors such Seller deems material in deciding on the advisability of investing in AVNA and consummating the exchange pursuant to this Agreement. The Reports contain all material information relating to AVNA and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Except as described in **Schedule 1**, if any, since the date of the financial statements included in the Reports, and except as modified in this Agreement or in the transaction documents to effect the Private Placement or in the Schedules thereto, if at all, there has been no Material Adverse Event relating to AVNA's business, financial condition or affairs not disclosed in the Reports. The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances when made.

5. **Certain Additional Covenants.**

(1) AVNA Private Placement Funding. After the Private Placement with the sale of $8,800,000 of AVNA convertible notes on economic and material terms the same as those terms and conditions previously disclosed to the Sellers in writing, AVNA will have approximately $5.9 million for use in the business going forward (after taking into account, among other things, AVNA accounts payable arising prior to such date but not Owlstone accounts payable or liabilities), and AVNA shall have no outstanding indebtedness for borrowed money (other than the AVNA convertible notes sold in the Private Placement).

NYC:170240.2
NYC:170240.2

(2) Amendment Proxy. No later than the fifth business day after the consummation of the Private Placement with the sale of at least $8,800,000 of AVNA convertible notes, AVNA shall file with the appropriate regulatory authority and shall thereafter diligently seek approval of a proxy or other appropriate action by AVNA shareholders to authorize amendment of AVNA's charter to increase the number of shares of common stock that AVNA is authorized to issue from 75,000,000 shares to 200,000,000 shares or such other number of shares as may be mutually agreed by the parties to this Agreement. Upon obtaining all necessary approvals, AVNA shall promptly complete and file the amendment to the certificate of incorporation and consummate the acquisition of the Selling Group Owlstone Securities contemplated hereby. The effective date of such amendment is hereinafter referred to as the "**Amendment Effectiveness Date**".

(3) Approval of Additional Grant of Shares. Commencing promptly after the consummation of the Private Placement with the sale of at least $8,800,000 of AVNA convertible notes, AVNA shall seek to obtain all necessary approvals (the "Additional Common Stock Grant Approvals") for amendment of the existing incentive plan or adoption of additional incentive plans in order to be able to effect the grant of common stock under an incentive plan pursuant to Section 5 (5) below (the "Additional Common Stock Grant"). Such approvals may be sought by means of the amendment proxy referred to in Section 5 (2) above or as AVNA shall otherwise deem to be expeditious. The effective date of the last of all such approvals required to make such grants is hereinafter referred to as the "**Share Grant Approvals Effectiveness Date**".

(4) Approval of Grant of Replacement Options. Commencing promptly after the consummation of the Private Placement with the sale of at least $8,800,000 of AVNA convertible notes, AVNA shall seek to obtain all necessary approvals for cancellation or amendment of existing Owlstone options and plans so that the outstanding Owlstone options and all obligations to issue such options shall be cancelled or amended and replaced by AVNA options pursuant to an existing or new AVNA option plan in accordance with Section 5(6) below. Such approvals may be sought by means of the amendment proxy referred to in Section 5(2) above or as AVNA shall otherwise deem to be expeditious. The effective date of the last of all such approvals required to make such option grants is hereinafter referred to as the "**Replacement Grant Approvals Effectiveness Date**".

(5) Additional Common Stock Share Grants to Sellers. At the Closing, in addition to the shares of common stock of AVNA issued in exchange for the Selling Group Owlstone Securities, AVNA will effect the Additional Common Stock Grant and issue 10,000,000 restricted shares of AVNA common stock apportioned among the Sellers and on vesting schedules not in excess of 2 years as mutually determined by the Chief Executive Officer of Owlstone and the Board of Directors of AVNA. The aggregate number of shares to be issued pursuant to this Paragraph shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares prior to the issuance of shares pursuant to this Paragraph, the aggregate number of shares to be issued pursuant to this Paragraph would be reduced to 5,000,000 shares.

(6) Replacement of Existing Owlstone Options. At the Closing, AVNA will seek to cause the cancellation or amendment of the outstanding Owlstone options and plan(s), including all the options to acquire shares of Owlstone which are currently outstanding or which Owlstone is or may be obligated to issue in the future, and replace the same, on a pro rata basis, with options under the terms of the then existing AVNA plan to acquire, in the aggregate, 11,000,000 shares of AVNA common stock. Each such replacement option initially shall be exercisable at

NYC:170240.2

the greater of $0.30 per share and the closing trade price for one share of AVNA's common stock on its principal trading market on the date upon which the replacement options are granted and issued. The vesting schedule in the Owlstone option plan shall remain under the new AVNA plan. The aggregate number of options to be issued pursuant to this Paragraph and the exercise price thereof shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares prior to the issuance of shares pursuant to this Paragraph, the aggregate number of shares which may be acquired under options to be issued pursuant to this Paragraph would be reduced to 5,500,000 shares and the exercise price of those options would be increased to $0.60 per share.

(7) Exchange of Owlstone Securities by Other Owlstone Security Holders and Excluded Selling Group Owlstone Securities. Promptly after the Closing, AVNA will make such filings and seek such regulatory approvals as are necessary to offer, and shall thereupon promptly offer to acquire, all of the remaining shares of Owlstone common stock (and notes convertible into shares of Owlstone stock) not owned by AVNA. AVNA shall offer to exchange each share of Owlstone common stock held by any such holder at the rate of 3.33 shares of AVNA common stock for each share of Owlstone common stock; provided, however, that, subject to the next sentence, in no event shall AVNA be required to exchange more than a maximum number of 8,834,701 shares of AVNA common stock to acquire all such shares of Owlstone common stock pursuant to this Section 5.7. Such exchange rate and maximum number of AVNA shares shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. No fractional shares will be issued. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares, the exchange ratio would be changed to 1.665 shares of AVNA common stock for each share of Owlstone common stock. AVNA also shall offer to purchase each Owlstone note convertible into any share(s) of Owlstone common stock on an as-converted basis at the rate of 3.33 shares of AVNA common stock for each share of Owlstone into which such Owlstone note is convertible; provided, however, that, subject to the next sentence, in no event shall AVNA be required to exchange more than a maximum number of 7,677,059 shares of AVNA common stock to acquire all such Owlstone convertible notes pursuant to this Section 5.7. Such exchange rate and maximum number of shares shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. No fractional shares will be issued. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares, the exchange ratio would be changed to 1.665 shares of AVNA common stock for each share of Owlstone common stock issuable in respect of the Owlstone convertible notes on an as-converted basis. In addition, for each share of Owlstone common stock so exchanged by AVNA from one of these holders, AVNA will issue to that holder a warrant to acquire 0.33 shares of AVNA common stock at $0.30 per share. Such warrant ratio and the exercise price thereof shall be proportionately adjusted for any stock splits, recapitalizations, dividends combinations and the like, whether effected by merger or otherwise, as appropriate. By way of example only, if AVNA were to effect a reverse stock split in which 1 AVNA share were to be issued in exchange for 2 existing AVNA shares prior to the issuance of shares pursuant to this Paragraph, the number of shares of AVNA common stock which may be acquired under each warrant issued pursuant to this Paragraph would be reduced to 0.165 shares and the exercise price of each such warrant would be increased to $0.60 per share. Bader, Brennan and Ruiz-Alonso agree to exchange all of their **Excluded Selling Group Owlstone Securities** pursuant to this Paragraph 5(7).

NYC:170240.2

(8) Capitalization of AVNA. The authorized and outstanding capital stock of the AVNA as of the date of this Agreement are set forth in the Reports or on **Schedule 5(8)** to this Agreement.

(9) Registration Rights. AVNA shall use its reasonable best efforts to cause (x) the shares of AVNA common stock issued pursuant to Paragraphs 3 and 5(7) hereof and (y) the shares of AVNA common stock underlying the warrants to be issued pursuant to Paragraph 5(7) hereof (such shares of AVNA common stock are collectively hereinafter referred to as the "AVNA Registrable Securities"), to be registered for resale by the holders thereof on one or more shelf registration statements on Form S-3 or such other forms as AVNA shall be entitled to utilize for such purpose (each, a "**Registration Statement**"). The initial Registration Statement shall (i) be filed by AVNA with the SEC not later than forty-five (45) business days following the effectiveness of the last registration statement required to be filed by AVNA covering the securities issued in the Private Placement, and (ii) cover only those shares received by the holders thereof pursuant to this Agreement (including pursuant to section 5 (7)). AVNA shall use its reasonable best efforts to cause such Registration Statement to remain effective with respect to AVNA Registrable Securities covered thereby for a period of up to twenty-four (24) months following the effective date thereof, subject to customary blackout periods (in which event the period will be extended by the length of any such blackout period). AVNA shall use its reasonable best efforts to cause the initial Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof. The term "AVNA Registrable Securities" shall not include any securities which have become available for resale pursuant to Rule 144. Notwithstanding the foregoing, the amount of AVNA Registrable Securities required to be included in the initial Registration Statement as described in this Paragraph 9 shall be not less than 100% of the maximum amount of shares of AVNA common stock which may be included in a registration statement without exceeding registration limitations imposed by the Commission pursuant to Rule 415 of the 1933 Act ("**Rule 415 Amount**"). In the event that less than all of the AVNA Registrable Securities are included in the initial Registration Statement as a result of Rule 415 Amount limitation, then AVNA will file additional Registration Statements each registering the Rule 415 Amount (each such Registration Statement a "**Subsequent Registration Statement**"), seriatim, until all of the AVNA Registrable Securities have been registered. The shares of AVNA common stock issued pursuant to Section 5(5) hereof and the shares of AVNA common stock underlying the options issued pursuant to Section 5(6) hereof shall have the benefit of the registration rights applicable under the respective plans.

6. **Certain Representations, Warranties and Covenants by Each of the Sellers.** Each Seller hereby severally, and not jointly, represents, warrants and covenants to AVNA as follows:

(1) Power and Authority; Due Authorization and Execution; Enforceability. Such Seller has the requisite power and authority to enter into and perform this Agreement and no further consent or authorization is necessary for such Seller to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with the terms of this Agreement subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(2) Owlstone Shares Transferred to AVNA Fully Paid and Non-Assessable. The Owlstone securities being transferred pursuant to this Agreement by such Seller are, and upon sale and delivery to AVNA pursuant to this Agreement will be (x) fully paid and non-assessable,

NYC:170240.2

(y) free and clear of any security interests, liens, claims or other encumbrances from or through such Seller or, immediately prior to such transfer, any other person or entity, other than restrictions under the Securities Act of 1933, and (y) are not subject to any preemptive right or contractual restriction in favor of any other person or entity.

(3) Owlstone Shares to be Transferred to AVNA by Seller Constitute All Securities of Owlstone Owned by Such Seller. The Selling Group Owlstone Securities to be transferred by such Seller to AVNA pursuant to Paragraph 3 of this Agreement (other than unexercised options issued to the Sellers) do and shall constitute all of the Owlstone securities owned beneficially or of record by such Seller except for Excluded Selling Group Owlstone Securities owned beneficially or of record by Bader, Brennan and Ruiz-Alonso, respectively, which Excluded Selling Group Owlstone Securities shall be transferred to AVNA by the holder thereof pursuant to Paragraph 5(7) of this Agreement.

(4) Customary Investment Representations. Such Seller understands that the AVNA securities to be delivered to the Seller have not been registered under the Securities Act of 1933 Act, as amended (the "**1933 Act**") or any applicable state securities laws based in part on the accuracy of the representations and warranties of the Sellers. In that connection, each Seller, severally and not jointly, makes the following representations and warranties as to such Seller:

(i) Such Seller has had the opportunity to request and receive in writing from AVNA (and, if so requested, has received in writing from AVNA) such information concerning its operations, financial condition and other matters as the Seller has requested in writing, if any, and considered all factors such Seller deems material in deciding on the advisability of investing in AVNA securities.

(ii) Such Seller is, and will be at the time of the exercise of the Warrants, an "**accredited investor**", as such term is defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the 1933 Act, is experienced in investments and business matters and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Seller to utilize the information made available by the AVNA to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed acquisition of AVNA securities, which represents a speculative investment. Such Seller is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(iii) Such Seller will purchase the AVNA securities pursuant to this Agreement as principal for the Seller's own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(iv) The offer to sell the AVNA securities pursuant to this Agreement was directly communicated to the Seller by AVNA. At no time was the Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation.

7. **Termination**. Any of the parties to this Agreement may terminate this Agreement by written notice to the other parties to this Agreement in the event that either (x) the Closing shall not have been completed within 6 months of the date of this Agreement or (y) the initial closing in respect of the Private Placement shall not have been consummated within thirty (30) days of the date of this Agreement.

NYC:170240.2

8. **Miscellaneous**.

(1) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed to the applicable party at the address set forth below such party's signature to this Agreement or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective when delivered upon a business day at the applicable address.

(2) Entire Agreement; Assignability. This Agreement and other documents delivered pursuant to this Agreement represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties. Neither AVNA nor the Sellers have relied on any representations not contained or referred to in this Agreement and the documents, if any, delivered herewith. No right or obligation of any party hereto may be assigned without prior notice to and the written consent of the other parties hereto.

(3) Execution in Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(4) Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. The terms of this Agreement shall not be construed in favor of or against any party because of its participation in the preparation hereof. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require. Words referring to the masculine gender shall be deemed to import the female gender or no gender, and vice versa, as the sense may require. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(5) Limitations on Disclosure or Use of Information. This Agreement and the terms and conditions hereof shall not be disclosed by any Seller or utilized by any Seller for the purpose of trading AVNA securities or otherwise. The parties shall not disclose this Agreement or the subject matter hereof without the prior written consent of the other parties to this Agreement, except that AVNA may do so as necessary in order to comply with applicable securities laws and regulations.

(6) Tax-Free Reorganization. It is the desire of the parties hereto that the transactions described herein constitute a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties agree to make all reasonable efforts to achieve that objective, including, to the extent necessary, to make such filings, seek such opinions or consents, and make such amendments hereto as shall be reasonably necessary to accomplish the same, but only as such steps are agreed by all of the parties to this Agreement. In this regard, to the extent applicable, the parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

NYC:170240.2

(7) FIRPTA Compliance. At the Closing, AVNA shall cause Owlstone to deliver (a) to AVNA a statement (in such form as may be reasonably requested by counsel) conforming to the requirements of Section 1.897 – 2(b)(1)(i) of the United States Treasury Regulations, and (b) to the Internal Revenue Service the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

(8) Effective Date. This Agreement shall constitute a valid and binding obligation of each party hereto, by and against enforceable against each party hereto in accordance with the terms of this Agreement, on the date upon which this Agreement is executed and delivered to AVNA by the named party listed on the signature pages which follow (including AVNA) which is the last party to execute and deliver this Agreement to AVNA.

(9) Third-Party Beneficiaries. Following the Closing, the equity holders of Owlstone (other than AVNA and the Sellers) shall be third-party beneficiaries of AVNA's obligations set forth in Paragraph 5(7) and shall have the right to enforce such provisions in accordance with the terms of this Agreement, as the same may be amended from time to time in accordance with the terms hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned parties has executed and delivered this Agreement, intending to be bound hereby, as of the date set forth beneath such party's signature below.

ADVANCE NANOTECH, INC.,
a Delaware corporation

By: ______________________
Name: M. Gittins
Title: Exec Chairman
Address:

Dated: December 19, 2007

THE SELLERS
Each one individually for himself:

BRET BADER

By: ______________________
Name: Bret Bader, individually
Shares of Owlstone common stock: 295,353 shares
Excluded Owlstone Selling Group Securities: 25,000 shares
Address:

Dated: December 14, 2007

MARK BRENNAN

By: ______________________
Name: Mark Brennan, individually
Shares of Owlstone common stock: 209,072 shares
Excluded Owlstone Selling Group Securities: 27,550 shares
Address:

IN WITNESS WHEREOF, each of the undersigned parties has executed and delivered this Agreement, intending to be bound hereby, as of the date set forth beneath such party's signature below.

ADVANCE NANOTECH, INC.,
a Delaware corporation

By:____________________________
Name:
Title:
Address:

Dated: December __, 2007

THE SELLERS
Each one individually for himself:

BRET BADER

By:____________________________
Name: Bret Bader, individually
Shares of Owlstone common stock: 295,353 shares
Excluded Owlstone Selling Group Securities: 25,000 shares
Address:

Dated: December 14, 2007

MARK BRENNAN

By:____________________________
Name: Mark Brennan, individually
Shares of Owlstone common stock: 209,072 shares
Excluded Owlstone Selling Group Securities: 27,550 shares
Address:

NYC:170240.2

Dated: December __, 2007

PAUL (BILLY) BOYLE

By: ______________________
Name: Paul (Billy) Boyle, individually
Shares of Owlstone common stock:
1,221,814 shares
Address:

Dated: December 17, 2007

ANDREW KOEHL

By: ______________________
Name: Andrew Koehl, individually
Shares of Owlstone common stock:
1,315,800 shares
Address:

Dated: December 17, 2007

DAVID RUIZ-ALONSO

By: ______________________
Name: David Ruiz-Alonso, Individually
Shares of Owlstone common stock:
1,221,814 shares
Excluded Owlstone Selling Group
Securities: 3,924 shares
Address:

Dated: December 12, 2007

Schedule 5.8

As of the Effective Date of the Agreement to which this is a Schedule, AVNA has the following securities authorized and outstanding and no other securities are authorized or outstanding*:

Preferred Stock: 25 million shares authorized, none outstanding

Common Stock: 75 million shares authorized, 36,595,686 shares outstanding

Options and Warrants: Options and Warrants to acquire 11,177,441 shares of AVNA common stock outstanding

Total Number of Shares of AVNA Common Stock as of the date of this Agreement, on a fully diluted basis (that is, including the shares underlying the options and warrants): 47,773,127 shares.

*The capitalization as of the date of the Agreement obviously does not include (i) the shares of AVNA common stock, options and warrants (or the underlying shares of AVNA common stock to be issued upon exercise of those options and warrants) to be issued pursuant to the Agreement or (ii) the AVNA Convertible Notes and warrants (or the underlying shares of AVNA common stock to be issued upon conversion or exercise).